Exhibit 99.1

Investor Contacts	Media Contacts

Linda Ventresca	Joseph Kuo
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	(212) 521-4800
(441) 405-2727

AXIS CAPITAL REPORTS THIRD QUARTER OPERATING INCOME OF $152 MILLION

DILUTED OPERATING EARNINGS PER SHARE OF $1.00 AND

ANNUALIZED OPERATING RETURN ON AVERAGE COMMON EQUITY OF 13.0%

Pembroke, Bermuda, November 2, 2009 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net loss available to common shareholders for the third quarter of 2009 of $96 million, or $0.70 per diluted common share, compared with a net loss of $249 million, or $1.79 per diluted common share, for the third quarter of 2008. Net income for the nine months ended September 30, 2009 was $179 million, or $1.19 per diluted share, compared with $220 million, or $1.40 per diluted share, for the corresponding period in 2008.

Operating income for the third quarter of 2009 was $152 million, or $1.00 per diluted share, compared with an operating loss of $161 million, or $1.15 per diluted common share, for the third quarter of 2008. This same item excluding foreign exchange gains/losses, net of tax, for the third quarter of 2009 was $160 million, or $1.05 per common share, compared with a loss of $171 million, or $1.22 per diluted common share, for the third quarter of 2008.

Operating income for the first nine months of 2009 was $490 million, or $3.26 per diluted share, compared with $273 million, or $1.74 per diluted common share, for the first nine months of 2008. This same item excluding foreign exchange gains/losses, net of tax, for the first nine months of 2009 was $522 million, or $3.48 per diluted common share, compared with $251 million, or $1.59 per diluted common share, for the first nine months of 2008.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Third Quarter Highlights1

•	Gross premiums written of $775 million, an increase of 7%;

•	Net premiums written of $595 million, an increase of 8%;

•	Net premiums earned of $706 million, an increase of 2%;

•	Combined ratio of 73.2% compared with 128.0%;

•

Favorable prior year reserve development of $122 million, benefiting the combined ratio by 17.3 points, compared with $76 million, benefiting the combined ratio in the same period last year by 11.0 points;

•	Total underwriting income, adjusted for the impact of the change in fair value of a longevity-exposed indemnity derivative contract, of $207 million compared with a loss of $173 million;

•	Net investment income of $135 million, an increase of 166% relative to the prior year quarter and an increase of 20% relative to the second quarter of 2009;

•	Cash and invested assets grew to $11.8 billion during the current quarter, reflective of operating cash flows of $442 million and an improvement in asset valuations of $354 million;

•	The total return on our cash and investments portfolio was 4.3% for the quarter and 7.5% for the year-to-date;

•

Operating income for the third quarter of 2009 of $152 million represented an annualized operating return on average common equity[2] of 13.0% and operating income for the nine months ended September 30, 2009 of $490 million represented an annualized operating return on average common equity[2] of 14.7%;

•	Diluted book value per common share of $31.58, an increase of 10% from June 30, 2009 and 22% from December 31, 2008.

[1]	All comparisons are with the same periods last year unless stated otherwise.
[2]

Calculated using operating income divided by average common shareholders’ equity for the period. The presentation of operating income available to common shareholder is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 12 of this release. A discussion of the presentation of operating income begins on page 13 of this release.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Commenting on the third quarter 2009 financial results, John Charman, Chief Executive Officer and President of AXIS Capital, stated: “I am pleased to report that, during this third quarter of 2009, AXIS benefited from very good P&C underwriting results as well as a strong recovery in asset valuations throughout our investment portfolio. Importantly, our underwriting operations produced a combined ratio of 73.2%. While the combined ratio benefited from a low level of catastrophes, it continues to demonstrate our strong performance for the year and the consistency of our underwriting performance through what has been so far a very challenging phase of the underwriting cycle. Our results are particularly strong given the impact of the global economic crisis over the last two years.

Our results this quarter were adversely impacted by an increase in the fair value liability of our only insurance derivative contract. Despite this adjustment, we were still able to deliver an increase in diluted book value per share of 10% in the quarter and 22% for the year to date.

For the third quarter, our consolidated net premiums written were up 8% largely due to the continued success of our reinsurance segment in accessing underwriting opportunities. At this time, the reinsurance market continues to remain the most disciplined and attractive area of the global P&C marketplace.

In our insurance segment, we have maintained a very defensive posture overall. While rate improved across our insurance portfolio during the third quarter of 2009, this improvement was somewhat muted relative to the first half of this year. As we have demonstrated in the past, when necessary, we will sacrifice top-line growth to preserve underwriting profit.

As we work diligently through this challenging phase of the underwriting cycle, we have continued to invest in broadening our franchise’s capabilities. This includes the expansion of distribution capabilities and new target markets including global accident and health. We expect these efforts to generate significant returns to shareholders over time.”

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Segment Highlights

Insurance Segment

Our insurance segment reported an underwriting loss for the quarter of $54 million compared with a loss of $22 million in the third quarter of 2008. The current quarter’s underwriting result also included an increase of $136 million in the fair value liability of a longevity-exposed insurance derivative contract, which is included in other insurance related income. The segment’s combined ratio was 70.5% compared with 102.8% in the prior year quarter. The improvement in the combined ratio primarily reflects a lower level of catastrophe activity this quarter, compared to the third quarter of 2008, which included significant losses from Hurricanes Ike and Gustav. Net favorable prior period reserve development was $55 million, or 19.9 points, this quarter compared with $42 million, or 14.2 points, in the prior year quarter.

Our insurance segment reported gross premiums written in the quarter of $414 million, up 3% from the third quarter of 2008, and net premiums written of $240 million, up 2% from the third quarter of 2008. These increases primarily reflect attractive new business opportunities in our professional lines business. Ceded premiums were 42% of gross premiums written in the current quarter, which was comparable with the third quarter of 2008.

Reinsurance Segment

Our reinsurance segment reported underwriting income for the quarter of $125 million, compared with an underwriting loss of $164 million in the third quarter of 2008. The segment’s combined ratio was 70.8% compared with 141.4% in the prior year quarter. The improvement in the combined ratio primarily reflects a lower level of catastrophe activity this quarter, compared to the third quarter of 2008, which included significant losses from Hurricanes Ike and Gustav. Net favorable prior period reserve development was $67 million, or 15.6 points, this quarter compared with $35 million, or 8.7 points, in the prior year quarter.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Our reinsurance segment reported gross premiums written in the quarter of $361 million, up 12% from the third quarter of 2008, reflecting a combination of rate increases, increased participation on certain renewals and new business opportunities across several of our lines of business.

Investments

Net investment income for the quarter of $135 million represented an increase of $23 million, or 20%, relative to the second quarter of this year and an increase of $84 million, or 166%, relative to the third quarter of 2008, primarily due in both cases to improved investment market conditions for our alternative investment portfolio (“other investments”). Income from our other investments was $39 million this quarter. This represented an increase of $27 million relative to the second quarter of this year and an increase of $105 million relative to the same period last year. The return on our other investments was 7.1% this quarter, reflecting a strong performance from our investments in hedge funds and credit funds. For the year-to-date, our return on other investments was 11.3% and is the primary driver of the increase of 27% in net investment income relative to the same period last year.

During the quarter, we incurred net realized investment losses of $253 million compared to net realized investment losses of $89 million in the prior year quarter. Net realized investment losses for the quarter included $263 million in OTTI losses from medium-term note investments in our fixed maturity portfolio, for which we no longer expect full recovery. The recognition of these OTTI losses does not indicate that sales will occur, that sales are imminent or that sales are planned.

At September 30, 2009, net unrealized gains within our available for sale investment portfolio were $103 million, an improvement of $354 million in the quarter excluding the impact of the OTTI losses recognized in earnings. The improvement in asset valuations experienced during the quarter was primarily due to credit spread tightening on corporate debt and structured credit securities.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

At September 30, 2009, we held cash and cash equivalent balances of $1.2 billion, or 10%, of total cash and investments. Our fixed maturity investment portfolio, which represents 82% of total cash and investments, is well diversified, has a weighted average credit quality of AA+, and has an average duration of approximately 2.8 years. Our other investments represent 5% of our total cash and investments at September 30, 2009.

Supplementary information relating to our investment portfolio at September 30, 2009 is available in the Investor Information section of our website.

Capitalization / Shareholders’ Equity

Total capitalization at September 30, 2009 was $5.9 billion, including $0.5 billion of long-term debt and $0.5 billion of preferred equity, compared to $5.0 billion at December 31, 2008. At September 30, 2009, diluted book value per common share, on a treasury stock basis, was $31.58 and book value per common share was $35.54, compared to $25.79 and $29.08 respectively, as of December 31, 2008.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Conference Call

We will host a conference call on Tuesday, November 3, 2009 at 8:00 AM (Eastern) to discuss the third quarter financial results and related matters. The teleconference can be accessed by dialing (866) 843-0890 (U.S. callers) or (412) 317-9250 (international callers) and entering the pass-code 5501909 approximately ten minutes in advance of the call. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com.

In addition, a financial supplement relating to our financial results for the quarter ended September 30, 2009 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at September 30, 2009 of $5.4 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and Australia. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best. AXIS Capital has been assigned a senior unsecured debt rating of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2009 (UNAUDITED) AND DECEMBER 31, 2008

	2009	2008
	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$9,682,932	$7,750,654
Equity securities, available for sale, at fair value	137,544	107,283
Other investments, at fair value	541,447	492,082
Short-term investments	282,737	261,879

Total investments	10,644,660	8,611,898
Cash and cash equivalents	1,239,471	1,820,673
Accrued interest receivable	82,169	79,232
Insurance and reinsurance premium balances receivable	1,497,639	1,185,785
Reinsurance recoverable balances	1,369,824	1,304,551
Reinsurance recoverable balances on paid losses	36,625	74,079
Deferred acquisition costs	363,739	273,096
Prepaid reinsurance premiums	284,922	279,553
Securities lending collateral	135,122	412,823
Goodwill and intangible assets	93,049	60,417
Other assets	172,248	180,727

Total assets	$15,919,468	$14,282,834

Liabilities
Reserve for losses and loss expenses	$6,579,914	$6,244,783
Unearned premiums	2,548,072	2,162,401
Insurance and reinsurance balances payable	170,664	202,145
Securities lending payable	138,092	415,197
Senior notes	499,449	499,368
Other liabilities	426,068	233,082
Net payable for investments purchased	159,102	64,817

Total liabilities	10,521,361	9,821,793

Shareholders’ Equity
Preferred shares - Series A and B	500,000	500,000
Common shares	1,901	1,878
Additional paid-in capital	2,003,417	1,962,779
Accumulated other comprehensive income (loss)	74,974	(706,499)
Retained earnings	3,319,467	3,198,492
Treasury shares, at cost	(501,652)	(495,609)

Total shareholders’ equity	5,398,107	4,461,041

Total liabilities and shareholders’ equity	$15,919,468	$14,282,834

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

	Three months ended		Nine months ended
	2009	2008	2009	2008
	(in thousands, except per share amounts)
Revenues
Net premiums earned	$706,025	$689,970	$2,078,154	$2,028,895
Net investment income	134,788	50,583	346,300	273,249
Other insurance related loss	(135,738)	(13,806)	(159,394)	(19,073)
Net realized investment loss:
Other-than-temporary impairment losses	(283,418)	(49,663)	(336,214)	(65,804)
Portion of impairment losses transferred to other comprehensive income	4,080	—	5,523	—
Other realized investment gains (losses)	25,973	(39,416)	13,051	13,962

Total net realized investment losses	(253,365)	(89,079)	(317,640)	(51,842)

Total revenues	451,710	637,668	1,947,420	2,231,229

Expenses
Net losses and loss expenses	311,109	705,531	1,077,360	1,438,929
Acquisition costs	113,423	90,333	318,708	282,593
General and administrative expenses	92,009	86,722	265,515	248,425
Foreign exchange losses (gains)	6,784	(7,627)	30,579	(21,360)
Interest expense and financing costs	7,977	7,941	23,869	23,789

Total expenses	531,302	882,900	1,716,031	1,972,376

Income (loss) before income taxes	(79,592)	(245,232)	231,389	258,853
Income tax expense (recovery)	7,082	(5,104)	24,785	11,554

Net income (loss)	(86,674)	(240,128)	206,604	247,299
Preferred shares dividends	9,218	9,218	27,656	27,656

Net income (loss) available to common shareholders	$(95,892)	$(249,346)	$178,948	$219,643

Weighted average common shares and common share equivalents:
Basic	137,904	139,335	137,693	141,628

Diluted	137,904	139,335	150,258	157,315

Earnings per common share:
Basic	$(0.70)	$(1.79)	$1.30	$1.55

Diluted	$(0.70)	$(1.79)	$1.19	$1.40

Cash dividends declared per common share	$0.20	$0.185	$0.60	$0.555

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

	2009			2008
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total
Gross premiums written	$413,922	$361,392	$775,314	$402,672	$322,611	$725,283
Net premiums written	239,781	355,363	595,144	235,666	315,750	551,416
Net premiums earned	278,637	427,388	706,025	293,572	396,398	689,970
Other insurance related income (loss)	(135,898)	160	(135,738)	(13,751)	(55)	(13,806)
Net losses and loss expenses	(111,228)	(199,881)	(311,109)	(230,577)	(474,954)	(705,531)
Acquisition costs	(29,613)	(83,810)	(113,423)	(21,964)	(68,369)	(90,333)
General and administrative expenses	(55,685)	(18,719)	(74,404)	(49,361)	(17,366)	(66,727)

Underwriting income (loss)	$(53,787)	$125,138	71,351	$(22,081)	$(164,346)	(186,427)

Corporate expenses			(17,605)			(19,995)
Net investment income			134,788			50,583
Net realized investment losses			(253,365)			(89,079)
Foreign exchange (losses) gains			(6,784)			7,627
Interest expense and financing costs			(7,977)			(7,941)

Loss before income taxes			$(79,592)			$(245,232)

Net loss and loss expense ratio	39.9%	46.8%	44.1%	78.5%	119.8%	102.3%
Acquisition cost ratio	10.6%	19.6%	16.1%	7.5%	17.2%	13.1%
General and administrative expense ratio	20.0%	4.4%	13.0%	16.8%	4.4%	12.6%

Combined ratio	70.5%	70.8%	73.2%	102.8%	141.4%	128.0%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

	2009			2008
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total
Gross premiums written	$1,304,844	$1,708,606	$3,013,450	$1,392,993	$1,470,640	$2,863,633
Net premiums written	764,932	1,693,526	2,458,458	872,909	1,454,498	2,327,407
Net premiums earned	853,235	1,224,919	2,078,154	890,558	1,138,337	2,028,895
Other insurance related income (loss)	(160,659)	1,265	(159,394)	(20,073)	1,000	(19,073)
Net losses and loss expenses	(451,143)	(626,217)	(1,077,360)	(549,723)	(889,206)	(1,438,929)
Acquisition costs	(84,122)	(234,586)	(318,708)	(84,798)	(197,795)	(282,593)
General and administrative expenses	(159,059)	(54,515)	(213,574)	(145,321)	(51,813)	(197,134)

Underwriting income (loss)	$(1,748)	$310,866	309,118	$90,643	$523	91,166

Corporate expenses			(51,941)			(51,291)
Net investment income			346,300			273,249
Net realized investment losses			(317,640)			(51,842)
Foreign exchange (losses) gains			(30,579)			21,360
Interest expense and financing costs			(23,869)			(23,789)

Income before income taxes			$231,389			$258,853

Net loss and loss expense ratio	52.9%	51.1%	51.8%	61.7%	78.1%	70.9%
Acquisition cost ratio	9.9%	19.2%	15.4%	9.6%	17.4%	13.9%
General and administrative expense ratio	18.6%	4.4%	12.8%	16.3%	4.5%	12.2%

Combined ratio	81.4%	74.7%	80.0%	87.6%	100.0%	97.0%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

OPERATING INCOME AND OPERATING INCOME EXCLUDING

FOREIGN EXCHANGE GAINS, NET OF TAX

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

	Three months ended		Nine months ended
	2009	2008	2009	2008
Net income (loss) available to common shareholders	$(95,892)	$(249,346)	$178,948	$219,643

Adjustment for net realized investment losses	253,365	89,079	317,640	51,842
Adjustment for associated tax impact	(5,915)	(556)	(6,585)	1,623

Operating income (loss)	151,558	(160,823)	490,003	273,108

Adjustment for foreign exchange losses (gains)	6,784	(7,627)	30,579	(21,360)
Adjustment for associated tax impact	1,242	(2,144)	1,715	(989)

Operating income (loss) excluding foreign exchange gains, net of tax	$159,584	$(170,594)	$522,297	$250,759

Net income (loss) per share - diluted	$(0.70)	$(1.79)	$1.19	$1.40
Adjustment for net realized investment losses	1.67	0.64	2.11	0.33
Adjustment for associated tax impact	(0.04)	—	(0.04)	0.01
Adjustment for dilutive securities(1)	0.07	—	—	—

Operating income (loss) per share - diluted	$1.00	$(1.15)	$3.26	$1.74

Adjustment for foreign exchange (losses) gains	0.04	(0.05)	0.20	(0.14)
Adjustment for associated tax impact	0.01	(0.02)	0.02	(0.01)

Operating income (loss) excluding foreign exchange gains, net of tax	$1.05	$(1.22)	$3.48	$1.59

Weighted average common shares and common share equivalents - for net income (loss)	137,904	139,335	150,258	157,315

Weighted average common shares and common share equivalents - for operating income (loss)	151,882	139,335	150,258	157,315

(1)	For operating income per share purposes we have included the impact of otherwise anti-dilutive securities.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims and coverage issues, (6) the failure of our cedants to adequately evaluate risks, (7) the loss of one or more key executives, (8) a decline in our ratings with rating agencies, (9) the loss of business provided to us by our major brokers, (10) changes in accounting policies or practices, (11) changes in governmental regulations, (12) increased competition, (13) changes in the political environment of certain countries in which we operate or underwrite business, (14) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (15) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

In this release, we have presented the following non-GAAP financial measures:

1.	Operating income (loss). This represents net income (loss) available to common shareholders, before the after tax impact of net realized gains and losses on investments;

2.	Operating income (loss), excluding the after tax impact of foreign exchange gains and losses.

We have included these measures as we believe that security analysts, rating agencies and investors believe that realized gains and losses and/or foreign exchange, where an actively managed foreign exchange program is not in place, are not indicative of the performance of,

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

or trends in, the Company’s business performance and result, in large part, from general economic and financial market conditions. As a result, we believe that they evaluate earnings before realized gains and losses and/or foreign exchange, adjusted for tax, to make performance comparisons with our industry peers.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com